UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
August 23, 2007 — August 8, 2007

(Date of Report — Date of earliest event reported)
TRONOX INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	1-32669	20-2868245

(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

211 N. Robinson, Suite 300
Oklahoma City, Oklahoma	73102

(Address of principal executive offices)	(Zip Code)
(405) 775-5000

(Registrant’s telephone number)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

     Effective August 17, 2007, Tronox Incorporated eliminated the position of Chief Operating Officer (COO). As a result, Marty J. Rowland, Tronox COO, has left the company to pursue other interests. A copy of the press release issued with regard to this matter is attached hereto as an Exhibit.

Item 8.01	Other Events

(1) On August 22, 2007, Tronox Incorporated filed an antidumping duty petition with the International Trade Commission and U.S. Department of Commerce against imports of electrolytic manganese dioxide (EMD) from Australia and China. The petition states that the EMD industry in the United States has been materially injured by imports that are being traded at less than fair value. A copy of the press release issued with regard to this matter is attached here to as an exhibit.

(2) On August 8, 2007, Tronox Incorporated announced that it is increasing its Project Cornerstone initiative by $25 million in annual cash cost reductions (pretax) to be achieved through new operational and selling, general and administrative (SG&A) cost reduction efforts, including a reduction in force. The company expects to record a third quarter charge in the range of $9 million to $11 million (pretax) related to severance and special termination benefits. Also, Tronox announced changes to its retiree medical and life insurance effective April 1, 2009, that will reduce its postretirement obligation in the range of $70 million to $80 million during the third quarter and reduce pretax noncash expense in the range of $5 million to $7 million for the remainder of 2007 and $13 million to $16 million per year for 2008 and beyond. A copy of the press release issued with regard to this matter is attached hereto as an exhibit.

Item 9.01	Financial Statements and Exhibits

d.	Exhibits

99.1	Press Release dated August 20, 2007

99.2	Press Release dated August 23, 2007

99.3	Press Release dated August 8, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRONOX INCORPORATED
By:	(Roger G. Addison)
Roger G. Addison Vice President, General Counsel and Secretary

Dated: August 23, 2007